Exhibit 4.9

REPLACEMENT PURCHASE WARRANT

Trulieve Cannabis Corp.

Warrant Shares: 9,496 shares of Trulieve Cannabis Corp. (subject to adjustment as set forth herein)

Date of Issuance: October 1, 2021 (“Replacement Issuance Date”)

WHEREAS:

A.

On December 30, 2020 (the “Original Issuance Date”), Harvest Health & Recreation Inc., a British Columbia, Canada corporation (“Harvest”), issued to Russon Holdings Limited, a British Virgin Islands company (including any permitted and registered assigns, the “Holder”), 81,163 warrants to purchase Subordinate Voting Shares of Harvest, evidenced by the Purchase Warrant (the “Purchase Warrant”) in connection with that certain Finder’s Fee Agreement dated as of June 4, 2019, by and among Harvest and the Holder (the “Finder’s Fee Agreement”);

B.

Harvest and the Holder subsequently entered into an Amendment to Purchase Warrant (the “Amendment”) to amend the Purchase Warrant to change the currency of the Exercise Price from Canadian dollars to the United States dollar equivalent thereof as at December 20, 2019, as set forth therein;

C.

The Purchase Warrant entitles the Holder to acquire Subordinate Voting Shares of Harvest upon payment of the Exercise Price (as defined in the Purchase Warrant) prior to the expiration of the Exercise Period (as defined in the Purchase Warrant), upon the terms and conditions set forth in the Purchase Warrant; and

D.	Trulieve Cannabis Corp., a British Columbia, Canada corporation (“Trulieve”), has acquired all of the outstanding shares of Harvest as of October 1, 2021 (the “Acquisition”);

E.

The Acquisition constitutes a “Fundamental Transaction” (as defined in the Purchase Warrant), which (1) entitles the Holder to receive as “Alternate Consideration” (as defined in the Purchase Warrant) an adjusted number of shares of stock of Trulieve upon exercise of the Purchase Warrant and (2) requires that the Exercise Price be appropriately adjusted to account for such Alternate Consideration; and

F.

The parties hereto agree to enter into this Replacement Purchase Warrant to replace the Purchase Warrant, as amended by the Amendment, to reflect the adjustments to the Purchase Warrant required as a result of the Fundamental Transaction.

This REPLACEMENT PURCHASE WARRANT (this “Replacement Warrant”) certifies that, for value received, the Holder, is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date of issuance hereof, to purchase from Trulieve, up to 9,496 (subject to adjustment as set forth herein) subordinate voting shares (as such shares are constituted on the date hereof, as the same may be reorganized, reclassified or redesignated following the Replacement Issuance Date, (the “Stock”) of Trulieve (the “Warrant Shares”) (whereby such number may be adjusted from time to time pursuant to the terms and conditions of this Replacement Warrant) at the Exercise Price per share then in effect.

Capitalized terms used in this Replacement Warrant shall have the meanings set forth in the Finder’s Fee Agreement unless otherwise defined in the body of this Replacement Warrant or in Section 12. For purposes of this Replacement Warrant, the term “Exercise Price” shall mean USD$23.77, as the same may be adjusted herein, and the term “Exercise Period” shall mean the period commencing on the Original Issuance Date and ending on 5:00 p.m. Toronto, Ontario time on the five-year anniversary thereof.

1.	EXERCISE OF WARRANT.

(a)

Mechanics of Exercise. Subject to the terms and conditions hereof, the rights represented by this Replacement Warrant may be exercised in whole or in part at any time or times during the Exercise Period by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Replacement Warrant. The Holder shall not be required to deliver the original Replacement Warrant in order to effect an exercise hereunder. Partial exercises of this Replacement Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. On or before the fifth Business Day (the “Warrant Share Delivery Date”) following the date on which the Company shall have received the Exercise Notice, and upon receipt by the Company of payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which all or a portion of this Replacement Warrant is being exercised (the “Aggregate Exercise Price” and together with the Exercise Notice, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds (or upon cashless exercise as set forth in Section 1(b)) Trulieve shall (or direct its transfer agent to) issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in Trulieve’s share register in the name of the Holder or its designee, for the number of shares of Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Replacement Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Replacement Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by this Replacement Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then Trulieve shall as soon as practicable and in no event later than three Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Replacement Warrant, less the number of Warrant Shares with respect to which this Replacement Warrant is exercised, If Trulieve fails to cause its transfer agent to transmit to the Holder the respective shares of Stock by the respective Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise in Holder’s sole discretion, and such failure shall be deemed an event of default under the Finder’s Fee Agreement.

(b)

Cashless Exercise. Notwithstanding Section l(a), if the Market Price of one share of Stock is greater than the Exercise Price, the Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, equal to the value of this Replacement Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Replacement Warrant and a Notice of Exercise, in which event the Company shall issue to Holder a number of Stock computed using the following formula:

X= Y(A-B)

A

Where:

X =    the number of Warrant Shares to be issued to Holder,

Y =    the number of Warrant Shares that the Holder elects to purchase under this Replacement Warrant (at the date of such calculation).

A =    the Market Price (at the date of such calculation).

B =    Exercise Price (as adjusted to the date of such calculation).

(c)

No Fractional Shares. No fractional shares shall be issued upon the exercise of this Replacement Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Replacement Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current fair market value of a Warrant Share by such fraction.

2.

ADJUSTMENTS. In at any time while this Replacement Warrant is outstanding, Trulieve effects a forward split or reverse split of the Stock, the number of Warrant Shares shall be appropriately adjusted, with any partial resulting Warrant Share being rounded up to the next nearest whole number and the Exercise Price shall be proportionately adjusted such that the aggregate Exercise Price payable hereunder shall remain unchanged. By way of example and not limitation, (i) in the event that Trulieve effects a two-for-one forward split of the Stock, wherein each issued and outstanding share of Stock is converted into two shares of Stock, the number of Warrant Shares shall be doubled and the Exercise Price shall be reduced by 50%; and (ii) in the event that Trulieve effects a one-for-two reverse split of the Stock, wherein each two issued and outstanding shares of Stock are converted into one share of Stock, the number of Warrant Shares shall be reduced by 50% and the Exercise Price shall be increased by 100%.

3.

FUNDAMENTAL TRANSACTIONS. If, at any time while this Replacement Warrant is outstanding, (i) Trulieve effects any merger of Trulieve with or into another entity and Trulieve is not the surviving entity (such surviving entity, the “Successor Entity”), (ii) Trulieve effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by Trulieve or by another individual or entity, and approved by Trulieve) is completed pursuant to which holders of Stock are permitted to tender or exchange their shares of Stock for other securities, cash or property and the holders of at least 50% of the Stock accept such offer, or (iv) Trulieve effects any reclassification of the Stock or any compulsory share exchange pursuant to which the Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Stock) (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Replacement Warrant, the Holder shall have the right to receive the number of shares of Stock of the Successor Entity or of Trulieve and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Stock for which this Replacement Warrant is exercisable immediately prior to such event

(disregarding any limitation on exercise contained herein solely for the purpose of such determination). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Stock in such Fundamental Transaction, and Trulieve shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration, If holders of Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Replacement Warrant following such Fundamental Transaction, To the extent necessary to effectuate the foregoing provisions, any Successor Entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.

4.

NON-CIRCUMVENTION. Harvest covenants and agrees that it will not and Trulieve will not, by amendment of Harvest’s or Trulieve’s certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Replacement Warrant, and will at all times in good faith carry out all the provisions of this Replacement Warrant and take all action as may be required to protect the rights of the Holder.

5.

WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, this Replacement Warrant, in and of itself, shall not entitle the Holder to any voting rights or other rights as a stockholder of Trulieve. In addition, nothing contained in this Replacement Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Replacement Warrant or otherwise) or as a stockholder of Trulieve, whether such liabilities are asserted by Trulieve or by creditors of Trulieve.

6.	REISSUANCE; ETC.

(a)

Lost, Stolen or Mutilated Warrant. If this Replacement Warrant is lost, stolen, mutilated or destroyed, Trulieve will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Replacement Warrant so lost, stolen, mutilated or destroyed.

(b)	Void at end of Exercise Period. In the event that this Replacement Warrant is not fully exercised by the end of the Exercise Period it shall thereafter be void and of no further force and effect.

7.	TRANSFER. Holder agrees that it may not transfer or assign this Replacement Warrant or any rights herein without the prior written consent of Trulieve, which shall not be unreasonably withheld.

8.

NOTICES. Whenever notice is required to be given under this Replacement Warrant, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions contained in the Finder’s Fee Agreement.

9.

AMENDMENT AND WAIVER. The terms of this Replacement Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Trulieve and the Holder.

10.

GOVERNING LAW. This Replacement Warrant shall be governed by and construed in accordance with the laws of British Columbia, Canada without regard to principles of conflicts of laws. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A .JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Replacement Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Replacement Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Replacement Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

11.	ACCEPTANCE. Receipt of this Replacement Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12.	CERTAIN DEFINITIONS. For purposes of this Replacement Warrant, the following terms shall have the following meanings:

(a)

“Stock Equivalents” means any securities of Trulieve that would entitle the holder thereof to acquire at any time Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Stock.

(b)	“Market Price” means the highest traded price of the Stock on the Principal Market during the twenty (20) Trading Days prior to the date of the respective Exercise Notice.

(c)	“Principal Market” means the Canadian Securities Exchange or any other primary national securities exchange on which the Stock is then traded.

(d)

“Trading Day” means (i) any day on which the Stock is listed or quoted and traded on its Principal Market, (ii) if the Stock is not then listed or quoted and traded on any national securities exchange, then a day on which trading occurs on any over-the-counter markets, or (iii) if trading does not occur on the over-the-counter markets, any Business Day.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Replacement Warrant to be duly executed as of the Replacement Issuance Date set forth above.

Trulieve Cannabis Corp.

By:	/s/ Eric Powers

Name: Eric Powers Title: Chief Legal Officer

Acknowledged and Agreed:

Harvest Health & Recreation Inc.

By:	/s/ Eric Powers

Name: Eric Powers Title: Chief Legal Officer

EXHIBIT A

EXERCISE NOTICE

(To be executed by the registered holder to exercise this Purchase Warrant)

THE UNDERSIGNED holder hereby exercises the right to purchase                      of the shares of Stock (“Warrant Shares”) of Trulieve Cannabis Corp., a British Columbia, Canada corporation (“Trulieve”), evidenced by the attached copy of the Replacement Purchase Warrant (the “Replacement Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Replacement Warrant.

1.	Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	a cash exercise with respect to Warrant Shares; or

☐	by cashless exercise pursuant to the Replacement Warrant.

2.

Payment of Exercise Price. If cash exercise is selected above, the holder shall pay the applicable Aggregate Exercise Price in the sum of USD$                 to Trulieve in accordance with the terms of the Replacement Warrant.

3.	Delivery of Warrant Shares. Trulieve shall deliver to the holder Warrant Shares in accordance with the terms of the Replacement Warrant.

Date:

Russon Holdings Limited

By:

Name:

Title: